Exhibit 99.1

Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact

Wayne Rancourt

Office 208 384 6073

For Immediate Release:  May 8, 2008

Boise Cascade Holdings Reports First Quarter 2008 Financial Results

BOISE, Idaho – Boise Cascade Holdings, L.L.C. (BC Holdings) today announced the successful completion of a number of milestone events since the beginning of the year:

•                  Sold its Paper and Packaging & Newsprint businesses for $1.6 billion, plus working capital adjustments.  Consideration received in the transaction included approximately $1.28 billion in cash, as well as debt and equity securities of the buyer, Boise Inc.;

•                  Repaid $926 million senior secured debt and terminated its existing senior secured credit facilities;

•                  Entered into a new five-year, $350 million asset-based lending facility; and

•                  Repurchased $160 million of its 7 1/8% senior subordinated notes due 2014 through an asset disposition tender offer completed April 15, 2008.

BC Holdings reported a net loss of $24 million for the quarter ended March 31, 2008, which included the results of its divested paper operations for the period from January 1 through February 21 and its partial ownership of Boise Inc. beginning February 22, as discussed in the footnotes to the financial statements below.

Current Operating Segments

BC Holdings’ three reporting segments are now Building Materials Distribution, Wood Products, and Corporate and Other.  Since the Paper and Packaging & Newsprint segments have been sold, the First Quarter Segment Results discussion below will focus on the retained operating businesses.

-more-

First Quarter Segment Results

U.S. housing starts declined 29.5% in the first quarter, dropping from an annualized rate of 1.46 million in first quarter 2007 to 1.03 million this year.  In the first quarter, mortgage market dislocations, increases in foreclosures, higher inventories of unsold homes, falling median home prices and, in some areas, harsh winter weather, all contributed to a weak demand environment for the building products we manufacture and distribute.

Sales in our Building Materials Distribution (“BMD”) business during the first quarter were $504 million, compared to $609 million in first quarter 2007 and $545 million in fourth quarter 2007.  The 17% decline in sales resulted from a 12% decline in product volumes sold and a 6% decline in product prices relative to first quarter 2007.  The earnings before interest, taxes, depreciation and amortization (“EBITDA”) generated by BMD fell from $12.3 million in the year-ago quarter to $0.7 million this first quarter.  BMD’s lower sales activity resulted in fewer gross margin dollars being generated to cover cash operating costs, such as occupancy, payroll, and delivery.

Sales in our Wood Products segment during the first quarter were $199 million, compared to $254 million in the year-ago quarter and $216 million in the fourth quarter of 2007.  Relative to first quarter 2007, sales of engineered wood products and lumber declined due to lower volumes and prices.  Plywood sales volume and prices were roughly flat with the year-ago quarter.  Particleboard sales volume fell, while pricing improved modestly.  Our quarterly segment EBITDA for Wood Products went negative for the first time in this cyclical downturn in the first quarter, coming in at a negative $9.6 million, down $20.6 million from the positive $11.0 million reported in first quarter 2007.  The decrease in EBITDA was driven principally by the pricing and sales volume declines noted above.

We have been taking rolling curtailments at a number of our Wood Products operations to maintain appropriate inventory levels, while trying to minimize the negative impact these curtailments have on our employees and our operating results.  We decided to permanently close our White City, Oregon, lumber operation in January and our Guaiba, Brazil, veneer operation in April.  We are pursuing a sale of our Brazilian assets.

Outlook

We expect a seasonal improvement in demand for the products we manufacture and distribute, but we are not anticipating a meaningful recovery in new residential construction during the year.  Industry product sales volumes are likely to remain anemic and commodity wood product prices will largely depend on operating rates.  Our need to take rolling production curtailments has continued in the second quarter.  Energy costs show no sign of abating and we expect this to make our efforts to control manufacturing and distribution costs more challenging.

About Boise Cascade

BC Holdings is a privately held company headquartered in Boise, Idaho.  Our wholly owned subsidiary, Boise Cascade, L.L.C., is a leading U.S. wholesale distributor of building products and one of the largest producers of engineered wood products and plywood in North America.  We also own 49% of Boise Inc., a publicly traded North American paper and packaging producer listed on the New York Stock Exchange.  For more information, please visit our website at www.bc.com.

Webcast and Conference Call

BC Holdings will host an audiovisual webcast and conference call on Thursday, May 8, 2008, at 11:00 a.m. Eastern, at which time we will review the company’s recent performance.  You can join the webcast through the BC Holdings website.  Go to http://www.bc.com and click on the link to the webcast under the News & Events heading.  Slides will be posted 15 minutes before the beginning of the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial (800) 374-0165 (international callers should dial (706) 902-1407) at least 10 minutes before the start of the call.

The archived webcast will be available in News & Events (link in the About Boise Cascade section) of Boise Cascade’s website.  A replay of the conference call will be available from May 8 at 2:00 p.m. Eastern through June 8 at 11:59 p.m. Eastern.  Playback numbers are (800) 642-1687 for U.S. calls and (706) 645-9291 for international calls, and the passcode will be 46484838.

Basis of Presentation

We present our consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  Our earnings release also supplements the GAAP presentations by reflecting EBITDA.  EBITDA represents income (loss) before interest (interest expense, interest income, and change in fair value of interest rate swaps and contingent value rights), income tax provision, and depreciation, amortization, and depletion.  EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments.  We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage.  We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance.  For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments.  EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.  The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses.  Management compensates for these limitations by relying on our GAAP results.  Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995.  These statements speak only as of the date of this press release.  While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Holdings, L.L.C.

Consolidated Statements of Income (Loss)

(unaudited, in thousands)

	Three Months Ended
	March 31			December 31,
	2008 (a)		2007	2007
Sales
Trade	$880,800		$1,163,173	$1,098,138
Related parties	95,782		157,795	143,819
	976,582		1,320,968	1,241,957
Costs and expenses
Materials, labor, and other operating expenses	886,838		1,156,899	1,075,585
Depreciation, amortization, and depletion	10,035	(b)	40,360	10,554	(b)
Selling and distribution expenses	63,365		68,408	71,249
General and administrative expenses	15,630		19,495	21,760
Gain on sale of Paper and Packaging & Newsprint assets	(8,063)		—	—
Other (income) expense, net	(942)		2,546	(3,538)
	966,863		1,287,708	1,175,610

Income from operations	9,719		33,260	66,347

Equity in net loss of affiliate	(8,552)		—	—
Foreign exchange gain (loss)	(613)		242	(144)
Change in fair value of contingent value rights	(4,773	)(c)	—	—
Change in fair value of interest rate swaps	(6,284	)(c)	—	(1,662	)(c)
Interest expense	(15,381)		(22,343)	(26,751	)(d)
Interest income	2,601		601	1,566
	(33,002)		(21,500)	(26,991)

Income (loss) before income taxes	(23,283)		11,760	39,356
Income tax provision	(1,155)		(1,223)	(259)
Net income (loss)	$(24,438)		$10,537	$39,097

Segment Information

(unaudited, in thousands)

	Three Months Ended
	March 31			December 31,
	2008(a)		2007	2007
Segment sales
Building Materials Distribution	$503,884		$608,658	$545,007
Wood Products	198,733		253,923	215,952
Paper	253,508		395,034	397,949
Packaging & Newsprint	113,485		193,972	203,177
Intersegment eliminations and other	(93,028)		(130,619)	(120,128)
	$976,582		$1,320,968	$1,241,957
Segment income (loss)
Building Materials Distribution	$(1,209)		$10,455	$4,791
Wood Products	(17,100)		3,709	(5,005)
Paper	20,718	(b)	18,026	51,609	(b)
Packaging & Newsprint	5,685	(b)	8,083	25,471	(b)
Corporate and Other	1,012	(b)	(6,771)	(10,663	)(b)
	9,106		33,502	66,203

Equity in net loss of affiliate	(8,552)		—	—
Change in fair value of contingent value rights	(4,773	)(c)	—	—
Change in fair value of interest rate swaps	(6,284	)(c)	—	(1,662	)(c)
Interest expense	(15,381)		(22,343)	(26,751	)(d)
Interest income	2,601		601	1,566
Income (loss) before income taxes	$(23,283)		$11,760	$39,356

EBITDA(e)
Building Materials Distribution	$714		$12,331	$6,603
Wood Products	(9,566)		10,993	3,042
Paper	21,066		34,599	51,857
Packaging & Newsprint	5,738		21,495	25,556
Corporate and Other	1,189		(5,556)	(10,301)
Equity in net loss of affiliate	(8,552)		—	—
	$10,589		$73,862	$76,757

Boise Cascade Holdings, L.L.C.

Consolidated Balance Sheets

(unaudited, in thousands)

	March 31,	December 31,
	2008	2007
ASSETS

Current
Cash and cash equivalents	$151,100	$57,623
Restricted cash (f)	183,290	—
Receivables
Trade, less allowances of $1,906 and $1,664	161,764	115,209
Related parties	7,172	9
Other	9,107	7,458
Inventories	334,906	342,015
Assets held for sale	—	1,853,039
Other	7,803	5,426
	855,142	2,380,779
Property
Property and equipment, net	306,417	313,117
Fiber farms and timber deposits	25,890	24,010
	332,307	337,127

Investment in equity affiliate	268,873	—
Note receivable from related party	58,793	—
Deferred financing costs	11,703	23,074
Goodwill	12,170	12,170
Intangible assets, net	9,563	9,668
Other assets	9,057	11,374
Total assets	$1,557,608	$2,774,192

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets (continued)

(unaudited, in thousands, except for equity units)

	March 31,	December 31,
	2008	2007
LIABILITIES AND CAPITAL

Current
Short-term borrowings	$—	$10,500
Current portion of long-term debt (g)	160,000	47,250
Accounts payable
Trade	154,902	141,459
Related parties	9,587	43
Accrued liabilities
Compensation and benefits	36,464	36,909
Interest payable	13,418	7,140
Other	83,977	29,959
Liabilities related to assets held for sale	—	331,636
	458,348	604,896
Debt
Long-term debt, less current portion	304,224	1,113,313

Other
Compensation and benefits	43,508	46,981
Other long-term liabilities	10,587	17,097
	54,095	64,078
Redeemable equity units
Series B equity units – 9,822,162 and 16,622,421 units outstanding	9,891	16,992
Series C equity units – 22,784,727 and 39,069,411 units outstanding	6,317	9,489
	16,208	26,481
Commitments and contingent liabilities

Capital
Series A equity units – no par value; 66,000,000 units authorized and outstanding	76,332	78,463
Series B equity units – no par value; 550,000,000 units authorized and 530,356,601 units outstanding	648,401	876,693
Series C equity units – no par value; 44,000,000 units and 44,000,000 units authorized	—	10,268
Total capital	724,733	965,424
Total liabilities and capital	$1,557,608	$2,774,192

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	March 31
	2008	2007
Cash provided by (used for) operations
Net income (loss)	$(24,438)	$10,537
Items in net income (loss) not using (providing) cash
Equity in net loss of affiliate	8,552	—
Depreciation, depletion, and amortization of deferred financing costs and other	10,378	40,084
Related-party interest income	(986)	—
Deferred income taxes	54	493
Pension and other postretirement benefit expense	5,007	6,066
Change in fair value of contingent value rights	4,773	—
Change in fair value of interest rate swaps	6,284	—
Management equity units expense	347	822
(Gain) loss on sale of assets, net	(10,972)	999
Other	579	194
Decrease (increase) in working capital, net of dispositions
Receivables	(75,192)	(56,662)
Inventories	12,765	(20,309)
Prepaid expenses	(1,646)	4,234
Accounts payable and accrued liabilities	21,143	19,466
Pension and other postretirement benefit payments	(20,716)	(339)
Current and deferred income taxes	1,403	771
Other	(155)	4,397
Cash provided by (used for) operations	(62,820)	10,753

Cash provided by (used for) investment
Proceeds from sale of assets, net of cash contributed	1,227,327	3,384
Expenditures for property and equipment	(18,219)	(47,242)
Increase in restricted cash	(183,290)	—
Other	(1,019)	166
Cash provided by (used for) investment	1,024,799	(43,692)

Cash provided by (used for) financing
Issuances of long-term debt	229,224	100,000
Payments of long-term debt	(925,563)	(40,000)
Short-term borrowings	(10,500)	(3,200)
Tax distributions to members	(127,342)	(2,753)
Repurchase of management equity units	(18,289)	(94)
Cash paid for termination of interest rate swaps	(11,918)	—
Other	(4,114)	(7)
Cash provided by (used for) financing	(868,502)	53,946

Increase in cash and cash equivalents	93,477	21,007

Balance at beginning of the period	57,623	45,169

Balance at end of the period	$151,100	$66,176

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2007 Annual Report on Form 10-K and the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.  Net income (loss) for all periods presented involved estimates and accruals.

(a)          On February 22, 2008, Boise Cascade, L.L.C., our wholly owned direct subsidiary, sold the Paper and Packaging & Newsprint assets, and most of our Corporate and Other assets (the Sale), to Boise Inc. (formerly Aldabra 2 Acquisition Corp.) for cash and securities equal to $1.6 billion, plus working capital adjustments.  In connection with the Sale, we recorded an $8.1 million gain in “Gain on sale of Paper and Packaging & Newsprint assets” in the Corporate and Other segment in our Consolidated Statement of Loss.  After the transaction, we continue to own 100% of our Building Materials Distribution and Wood Products segments.  Immediately following the Sale, Boise Cascade, L.L.C., distributed the equity securities received in the transaction to us. The 49% equity interest that we own in Boise Inc. represents a significant continuing involvement.  As a result, the operating results of the Paper and Packaging & Newsprint businesses are included in continuing operations through the transaction date.  Subsequent to the transaction, we recorded our investment in Boise Inc. in “Investment in equity affiliate” on our Consolidated Balance Sheet and our share of Boise Inc.’s net loss in “Equity in net loss of affiliate” in our Consolidated Statement of Loss.  For more information related to the Sale, see the Notes to Unaudited Quarterly Consolidated Financial Statements in our Form 10-Q for the period ended March 31, 2008.

(b)         In September 2007, in anticipation of the Sale, we reclassified the assets and liabilities of our Paper and Packaging & Newsprint segments, as well as some of the assets and liabilities included in our Corporate and Other segment, to “Assets held for sale” and “Liabilities related to assets held for sale” on our Consolidated Balance Sheet and stopped depreciating and amortizing those assets. As a result, the three months ended March 31, 2008, and December 31, 2007, included approximately $16.7 million and $31.4 million of lower depreciation and amortization expense. Of the $16.7 million and $31.4 million of lower depreciation and amortization expense, $9.4 million and $16.3 million related to our Paper segment, $6.9 million and $14.3 million related to our Packaging & Newsprint segment, and $0.4 million and $0.8 million related to our Corporate and Other segment, respectively.

(c)          The three months ended March 31, 2008, included $6.3 million of expense related to changes in the fair value of our interest rate swaps, which were terminated in February 2008, and $4.8 million of expense related to the fair value of the contingent value rights (CVRs) that we and Terrapin Partners Venture Partnership granted to certain Boise Inc. investors.  For more information related to the CVRs, see the Notes to Unaudited Quarterly Consolidated Financial Statements in our Form 10-Q for the period ended March 31, 2008.

The three months ended December 31, 2007, included $3.0 million of income related to the change in the fair value of interest rate swaps in connection with the repayment of the $250 million senior unsecured floating-rate notes, offset by $4.6 million of expense related to changes in the fair value of our interest rate swaps that we accounted for as economic hedges.

(d)         The three months ended December 31, 2007, included the write-off of $4.5 million of deferred financing costs related to the repayment of $250 million of senior unsecured floating-rate notes.

(e)          EBITDA represents income before interest (interest expense, interest income, and change in fair value of interest rate swaps and contingent value rights), income taxes, and depreciation, amortization, and depletion.  The following table reconciles net income (loss) to EBITDA for the three months ended March 31, 2008 and 2007, and December 31, 2007:

	Three Months Ended
	March 31			December 31,
	2008		2007	2007

	(unaudited, in thousands)

Net income (loss)	$(24,438	)(a)	$10,537	$39,097
Change in fair value of contingent value rights	4,773	(c)	—	—
Change in fair value of interest rate swaps	6,284	(c)	—	1,662	(c)
Interest expense	15,381		22,343	26,751	(d)
Interest income	(2,601)		(601)	(1,566)
Income tax provision	1,155		1,223	259
Depreciation, amortization, and depletion	10,035	(b)	40,360	10,554	(b)
EBITDA	$10,589		$73,862	$76,757

The following tables reconcile segment income (loss) to EBITDA for the three months ended March 31, 2008 and 2007, and December 31, 2007:

	Three Months Ended March 31, 2008
	Building Materials Distribution	Wood Products	Paper	Packaging & Newsprint	Corporate and Other	Total

	(unaudited, in thousands)

Segment income (loss)	$(1,209)	$(17,100)	$20,718	$5,685	$1,012	$9,106
Depreciation, amortization, and depletion	1,923	7,534	348	53	177	10,035
Equity in net loss of affiliate	—	—	—	—	—	(8,552)
EBITDA	$714	$(9,566)	$21,066	$5,738	$1,189	$10,589

	Three Months Ended March 31, 2007
	Building Materials Distribution	Wood Products	Paper	Packaging & Newsprint	Corporate and Other	Total

	(unaudited, in thousands)

Segment income (loss)	$10,455	$3,709	$18,026	$8,083	$(6,771)	$33,502
Depreciation, amortization, and depletion	1,876	7,284	16,573	13,412	1,215	40,360
EBITDA	$12,331	$10,993	$34,599	$21,495	$(5,556)	$73,862

	Three Months Ended December 31, 2007
	Building Materials Distribution	Wood Products	Paper	Packaging & Newsprint	Corporate and Other	Total

	(unaudited, in thousands)

Segment income (loss)	$4,791	$(5,005)	$51,609	$25,471	$(10,663)	$66,203
Depreciation, amortization, and depletion	1,812	8,047	248	85	362	10,554
EBITDA	$6,603	$3,042	$51,857	$25,556	$(10,301)	$76,757

(f)            At March 31, 2008, we had $183.3 million of restricted cash recorded on our Consolidated Balance Sheet.  Of the $183.3 million, $160 million related to our asset disposition tender offer for $160 million of our $400 million 7.125% senior subordinated notes and $23.3 million of restricted cash investments supported letters of credit outstanding.  In April 2008, the issuing bank for the letters of credit became a participating lender in our revolving credit facility and it released the $23.3 million of cash collateral back to us.

(g)         In preparation for the repayment of the $160 million of our 7.125% senior subordinated notes in April 2008, we reclassified the $160 million to “Current portion of long-term debt” on our Consolidated Balance Sheet at March 31, 2008.  We redeemed $160 million of the notes on April 15, 2008.